Exhibit 10.2

December 29, 2008

Mr. Kenneth M. Bate
33 Middle Street

Concord, MA 01742

Dear Mr. Bate:

Reference is made to your retention agreement with NitroMed, Inc. (the “Company”) dated as of January 23, 2007 (the “Agreement”).  In all respects, the Agreement shall remain in full force and effect, provided, however, that:

1.                                       It is agreed that Section 1.1 is hereby amended and restated to add the following clause at the end of the first sentence, before the colon: “, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii).”

2.                                       It is further agreed that paragraphs (a) through (f) of Sections 1.4 are amended and restated in their entirety to read as follows:

(a)           the assignment to the Employee of duties which result in a material diminution of the Employee’s position (including status, offices, titles and reporting obligations), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);

(b)           a material reduction in the Employee’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(c)           a material change in the location at which the Employee performs his principal duties for the Company, provided that such new location is more than 50 miles from the location at which the Employee performed his principal duties for the Company immediately prior to the Measurement Date; or

(d)           any material breach by the Company of this Agreement with the Employee.

3.                                       It is further agreed that Section 3.2, paragraph (d) is amended and restated in its entirety to read as follows:

(d)           Any Notice of Termination for Good Reason given by the Employee must be given within 90 days of the initial occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.  If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition.  If the condition is fully remedied within such time period, the event or occurrence shall not constitute Good Reason.   If the condition or event is not corrected, in order for the Employee to terminate for Good Reason, the

Date of Termination must be within one year after the Company fails to cure the condition or event giving rise to the Employee’s claim for Good Reason.

4.                                       It is further agreed that Section 4.4 is hereby amended and restated in its entirety to read as follows:

4.4.          Payments Subject to Section 409A.  Subject to the provisions in this Section 4.4, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)           If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)           If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)            Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)           Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii)

(relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d)           The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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By execution of this letter, you hereby agree to the foregoing amendment of the Agreement and reaffirm your obligations under the Agreement.

Very truly yours,

NitroMed, Inc.

By:	/s/ Mark Leschly
Mark Leschly, Chairman, Compensation Committee of the Board of Directors

Acknowledged and Agreed:

/s/ Kenneth M. Bate
Kenneth M. Bate